Exhibit 3.2

American Woodmark Corporation

Board Resolution

On March 18, 2005, the Board of Directors of American Woodmark Corporation approved the following resolution by unanimous consent:

RESOLVED, that Article III, paragraph 1 of the Bylaws of the Corporation,  in the interest of improving the Board of Directors’ responsibility for governance, is hereby amended to read as follows:

There shall be a Board of Directors consisting of eleven persons.

/s/ Jonathan H. Wolk
Jonathan H. Wolk
Corporate Secretary

Corporate Seal